Exhibit 5.4

June 4, 2013

Steel Dynamics, Inc.

7575 West Jefferson Blvd.

Fort Wayne, IN  46804

Re:          Steel Dynamics, Inc. — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Carolinas Recycling Group, LLC, a South Carolina limited liability company (“CRG”) and New Millennium Building Systems, Inc., a South Carolina corporation (“NMBS” and together with CRG, the “Companies”) in connection with the proposed registration on a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, by Steel Dynamics, Inc., an Indiana corporation (the “Issuer”) of (i) $400,000,000 principal amount of 6 1/8% Senior Notes due 2019 (the “2019 Notes”) of the Issuer, to be issued in exchange for the Issuer’s outstanding 6 1/8% Senior Notes due 2019 (the “Old 2019 Notes”) pursuant to an indenture dated as of August 16, 2012 (the “Indenture”), among the Issuer, the Companies and other subsidiaries of the Issuer as guarantors (individually a “Guarantor” and collectively the “Guarantors”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), (ii) $350,000,000 principal amount of 6 3/8% Senior Notes due 2022 (the “2022 Notes” and collectively with the 2019 Notes, the “Notes”) of the Issuer, to be issued in exchange for the Issuer’s outstanding 6 3/8% Senior Notes due 2022 (the “Old 2022 Notes”) pursuant to the Indenture, and (iii) the guarantees (the “Guarantees”) of each of the Guarantors executed and delivered pursuant to the Indenture.  The issuance of the Notes in exchange for the Old Notes is collectively referred to herein as the “Exchange Offer.”

In our capacity as such counsel, we have reviewed the Indenture and forms of the Notes.  We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.  We have relied, as to the matters set forth therein, on certificates of public officials.  As to certain matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates of the Companies and the Issuer.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.             CRG is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of South Carolina.  NMBS is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina.

2.             Each of the Companies has the power and authority to execute and deliver the Indenture in its capacity as a Guarantor thereunder, and to perform its obligations thereunder.

This opinion is limited in all respects to the law of the State of South Carolina (excluding the principles of conflict of laws and excluding any laws, rules, or regulations of any of the counties, municipalities and other political subdivisions of South Carolina) and the Federal law of the United States, and we do not express any opinion herein concerning any other law.  We express no opinion concerning any matter respecting or affected by any laws other than the laws that a lawyer admitted to practice law in South Carolina exercising customary professional diligence would reasonably recognize as being applicable to CRG or NMBS.  We note that the 2008 Amended and Restated Operating Agreement of CRG is governed by Indiana law, except with respect to those matters governed by the South Carolina Uniform Limited Liability Company Act of 1996, as amended.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein.  This opinion is being rendered for the benefit of the Companies and the Issuer in connection with the matters addressed herein.

We hereby consent:

a.                                      to being named, if desired, in the Registration Statement and in any amendments thereto as special counsel for the Companies;

b.                                      to the statements with reference to our firm made in the Registration Statement; and

c.                                       to the filing of this opinion as an exhibit to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.  Subject to all qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Greenberg Traurig, LLP may rely on this opinion as if it were an addressee hereof on this date for the sole purpose of rendering its opinion to the Issuer relating to the Notes, as filed with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

WYCHE, P.A.

/s/ Wyche, P.A.